EXHIBIT 23.4


                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-101486 of PartnerRe Ltd. on Form S-3 of our reports on the financial statements and schedules of the Company as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, dated February 11, 2002 (November 4, 2002 as to Note 18), appearing in the Current Report on Form 8-K dated January 17, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche

Hamilton, Bermuda
January 17, 2003